Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. announces sale of interest in Maidstone Bakeries business for CAD$475 million

OAKVILLE, ONTARIO, (August 12th, 2010): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Company’s decision to sell its 50% interest in the Maidstone Bakeries business to joint venture partner Aryzta AG for gross proceeds of CAD$475 million.

The Company has a net investment of approximately $75 million in this business, which in 2009 generated contributions to Tim Hortons earnings as follows: approximately $26 million in operating income, $22 million in net income and earnings per share contributions of $0.12 per share. The all-cash transaction is subject to receipt of regulatory approvals, and is expected to close before year-end 2010.

Due to Aryzta’s ability to potentially leverage available surplus capacity for other channels and the international nature of their tax structure, this facility represents greater economic value to Aryzta than to Tim Hortons.

“The team at Maidstone Bakeries have been very committed to our business and have provided our restaurant owners with high quality products and excellent support. We look forward to working with them after the closing of this transaction. Under terms of the arrangement, we have continued sourcing and pricing formula commitments that extend until early 2016, and at our option until late 2017, for donuts and Timbits. In addition, we have flexibility to secure alternative means of supply after the supply agreement expires if necessary,” said Don Schroeder, president and CEO, Tim Hortons Inc.

“We highly value our relationship with Tim Hortons and welcome the opportunity to continue to supply and serve its restaurant owners with high quality bakery products, supported by our continuation of Maidstone’s tradition of working with the Tim Hortons team to create innovative bakery products desired by their customers,” said Owen Killian, CEO, Aryzta AG.

Tim Hortons generates substantial cash flows from operations and has historically self-funded growth requirements from internally-generated cash flows. The Company is considering possible options for the use of net proceeds from the Maidstone Bakeries transaction including potential avenues to return value to shareholders. Final decisions regarding the use of proceeds will be announced at the appropriate time.

Safe Harbor Statement

Certain information in this news release, particularly information regarding expectations and objectives of management, including as they relate to the Company’s intentions to close a transaction for the sale of its 50% interest in its joint venture bakery, the evaluation of possible options for the use of the net proceeds from that sale transaction and related supply chain matters, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements.

Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2009 Annual Report on Form 10-K, filed March 4th, 2010 and the Quarterly Report on Form 10-Q filed August 12th, 2010 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of July 4th, 2010, Tim Hortons had 3,627 systemwide restaurants, including 3,040 in Canada and 587 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: Alexandra Cygal, (905) 339-5960 or cygal_alexandra@timhortons.com